Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

AEye, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	(1)	Other	6,750,000	$2.08	$14,040,000.00	0.0001381	$1,938.93

Total Offering Amounts:						$14,040,000.00		1,938.93
Total Fee Offsets:								0.00
Net Fee Due:								$1,938.93

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of AEye, Inc. (the “Registrant”) that may become issuable under the terms of the Amended and Restated AEye, Inc. 2021 Equity Incentive Plan (the “2021 EIP”), as applicable, by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on May 14, 2026, which date is within five business days prior to the filing of this registration statement.

Represents the additional shares of the Common Stock reserved for issuance under the 2021 EIP following the amendment and restatement to the 2021 EIP to increase the number of shares issuable under the 2021 EIP that was approved by the Registrant’s stockholders on, and became effective as of, May 12, 2026.